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                                                                   EXHIBIT(c)(3)

                              EXCLUSIVITY AGREEMENT


         This Exclusivity Agreement (this "Agreement") is entered into as of this 4th day of April, 1997, between The Peak Technologies Group, Inc. ("Peak"), a Delaware corporation and Moore U.S.A. Inc. ("Moore"), a Delaware corporation.

         1. No Solicitation. From the date hereof until the earlier to occur of
(i) May 4, 1997 and (ii) 9:00 am New York time on April 8, 1997 unless, prior to such time, Peak shall receive notice from Moore that the Board of Directors of Moore has authorized its officers to consummate a corporate combination with Peak on the financial terms specified in the April 2, 1997 letter from Joseph M. Duane to Nicholas Toms (the "Termination Date"), Peak shall not, and shall not permit any of its subsidiaries, or any of its or their officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by Peak or any of its subsidiaries), directly or indirectly, to enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any corporation, partnership, person or other entity or group (each, a "Person") (other than Moore or any of its affiliates or representatives), concerning any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal (as defined below). Until the Termination Date, Peak will immediately notify Moore orally and in writing if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested by any Person with respect to any Acquisition Proposal or which could lead to an Acquisition Proposal and immediately notify Moore of all material terms of any proposal which it may receive in respect of any such Acquisition Proposal, including the identity of the Person making the Acquisition Proposal or the request for information, if known. Until the Termination Date Peak shall, and shall cause its subsidiaries and affiliates, and will use its best efforts to cause their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, immediately cease and cause to be terminated all discussions and negotiations that have taken place prior to the date hereof, if any, with any Persons conducted

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heretofore with respect to any Acquisition Proposal. As used in this
Agreement, "Acquisition Proposal" shall mean any of the following (other than the transactions contemplated hereunder) involving Peak or any of its subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination, or other similar transaction; (ii) any sale, lease exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of Peak and its subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange for or other purchase of 10% or more of the outstanding shares of the capital stock of Peak or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing.

         2. No Agreement. Each party understands and agrees that no contract or agreement providing for any transaction between them shall be deemed to exist between them unless and until a final definitive agreement has been executed. Each party also agrees that unless and until a final definitive agreement regarding a transaction between them has been executed and delivered, neither party will be under any legal obligation of any kind whatsoever with respect to entering into such a transaction by virtue of this Agreement.

         3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to the conflicts of laws principles thereof.

         4. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, but all of which together


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shall be deemed to be one and the same instrument.



                                        Moore U.S.A. Inc.


                                        By:      /s/ Joseph M. Duane
                                                 ____________________________
                                        Name:
                                        Title:

                                        The Peak Technologies Group, Inc.


                                        By:      /s/ Nicholas R.H. Toms
                                                 ____________________________
                                        Name:
                                        Title:


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